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                                                                  EXHIBIT 23.3

The Board of Directors
DSL Group Limited

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-38759 on Form S-4 of Armor Holdings, Inc. of our report dated 15 April 1997, with respect to the consolidated balance sheet of DSL Group Limited and subsidiaries as of 31 December 1996 and the related consolidated profit and loss account and consolidated cash flow statement for the period from 3 June 1996 to 31 December 1996, and of our report dated
29 July 1996, with respect to the consolidated balance sheets of DSL Holdings Limited and subsidiaries as of 31 March 1996 and 1995 and the related consolidated profit and loss accounts and consolidated cash flow statements for each of the years then ended, which reports appear in the Form 8-K/A-1 of Armor Holdings, Inc. dated 20 June 1997, and to the reference to our firm under the heading "Experts" in the Prospectus which is part of this Registration Statement.

/s/ KPMG

KPMG
London, England
12 December 1997